Exhibit 10.1

September 28, 2004

Gary Muto

[Address Omitted]

Dear Gary,

Congratulations on your new position with the company! At Gap Inc., we support talent development across the company and encourage employees to seek out opportunities that best fit their interests and strengths. We feel confident your new position will provide many rewarding challenges and opportunities for future career growth.

This letter is to confirm our offer to you as President of our new fourth brand. In this position you will report to Paul Pressler, President and Chief Executive Officer, Gap Inc. Your start date is September 15, 2004.

Salary. Your annual salary will remain unchanged at $850,000, payable every two weeks. You are scheduled to receive a performance and a compensation review in March 2005, based on your time in the position.

Annual Bonus. Based on your position as Division President, you will participate in the Executive Management Incentive Cash Award Program (MICAP). Executive MICAP is a cash incentive program that rewards achievement of Gap Inc. and/or Division financial objectives. Under the current program, your annual target bonus will be 70% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 140%. Bonus payments will be prorated based on time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Beginning on the start date for your new position, your bonus will be based on Gap Inc. financial results for the remainder of fiscal year 2004.

Additional Bonus Payments. In connection with your acceptance of this position and in recognition of your continued contributions to Gap Inc., you will receive a payment of $100,000 on or about the date you have relocated to and established residence in an East Coast location within reasonable commuting distance of our New York offices (the “Relocation Date”). You will receive an additional $70,000 on the first anniversary of the Relocation Date and a final payment of $50,000 on the second anniversary of the Relocation Date. These payments will not be earned until the relevant Relocation or subsequent anniversary date, and you must be employed by Gap Inc. and working in our New York offices on the date payment is due in order to be eligible. These bonus payments are subject to supplemental income tax withholding.

Gary Muto

September 28, 2004

Page Two

Relocation. Gap Inc. will pay for your relocation expenses in accordance with the company’s relocation policy. Our Relocation Department will send you a brochure explaining your relocation benefits and obligations. By signing this letter you agree to abide by the terms of the Company’s relocation policy, including its payback provisions. A relocation administrator will call you to go over the specific components of your package and work with you throughout the relocation process. In the meantime, if you have questions, please call our Relocation Department at (800) 333-7899, x44357.

Income Continuation. In the event that Gap Inc. (the “Company”) terminates your employment involuntarily without cause before September 15, 2007, the Company will offer to make bi-weekly payments to you based on your then current base salary and subsidize your COBRA medical premium (collectively, “Income Continuation”) according to the following schedule beginning on the day after your last day of employment:

a.	If your employment is terminated before September 15, 2005, you will receive Income Continuation for 18 months.

b.	If your employment is terminated upon or after September 15, 2005 but before September 15, 2007, you will receive Income Continuation for 12 months.

If your employment is involuntarily terminated without cause upon or after September 15, 2007, you may be eligible to receive severance in an amount consistent with the Company’s then current severance guidelines.

Prior to and as a condition of receiving the Income Continuation and/or severance described above, you must execute a settlement agreement which includes a full release of all claims arising out of your employment and termination of employment with Gap Inc. During the Income Continuation period, you agree to be reasonably available to the Company as requested to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

If you accept new employment or establish any other professional relationship (e.g. a consulting relationship) for which you are compensated during the applicable Income Continuation period or if you breach your remaining obligations to the Company (e.g. your duty to protect confidential information and your agreement to not solicit Gap Inc. employees), Income Continuation will cease effective on your acceptance or breach as described herein. As a condition of receiving Income Continuation, you agree to inform Gap Inc. within five days of your acceptance of new employment or other compensated relationship.

For purposes of this agreement, “cause” shall mean termination of your employment based on good faith determination by the CEO that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (2) participation in any act of fraud or malfeasance against Gap Inc.; (3) intentional damage to any property of Gap Inc.; (4) breach of any provision of this agreement or Gap Inc.’s Code of Business Conduct; (5) use of alcohol or drugs which interferes with the performance of your duties under this agreement or which compromises the integrity and reputation of Gap Inc., its employees or products; or (6) absence from employment, other than a result of disability, for any reason for a period of more than four weeks without prior consent by the Board.

Gary Muto

September 28, 2004

Page Three

If you voluntarily resign your employment from Gap Inc. at any time or your employment is terminated for cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as provided in this offer.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Frank Garcia in Gap Inc. Stock Administration, at (415) 427-4697.

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Please review this agreement, sign one set of the enclosed originals and return to Sue Robinson at Gap Inc. You may keep the other original for your personal records.

Gary, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

/s/ Paul Pressler
Paul Pressler
President and Chief Executive Officer

Confirmed this 30th day of September, 2004

/s/ Gary Muto
Gary Muto

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, Gary Muto, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc.

I also agree that in the event of my employment termination for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Additionally, I agree that so long as I am employed by Gap Inc. or receiving income continuation from Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, customers, or vendors. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

ACKNOWLEDGED AND AGREED TO THIS 30th DAY OF SEPTEMBER, 2004.

/s/ Gary Muto
Gary Muto